Exhibit 10.4

October 4, 2019

Mr. William R. Ringo

VIA HAND DELIVERY

Dear Bill,

We are very pleased to extend to you an offer of employment with Five Prime Therapeutics, Inc. as interim Chief Executive Officer of Five Prime Therapeutics, Inc., beginning October 4, 2019, while we search for a permanent Chief Executive Officer.  You will report directly to the Board of Directors.

We will pay you a semi-monthly salary of $25,000, which is equal to an annualized base salary rate of $600,000.

You will not be eligible for any bonuses under the Company’s standard annual bonus program for executives, however you will be eligible for a bonus for your service as interim Chief Executive Officer based on the terms set forth herein.  Your target bonus for your service as interim Chief Executive Officer will be 50% of the aggregate base salary we pay you during your service as interim Chief Executive Officer.  The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) will determine your bonus around or promptly after the end of your service as interim Chief Executive Officer based on your performance as interim Chief Executive Officer, and will pay you this bonus within 30 days after your last day of employment as interim Chief Executive Officer.

We will pay for the $13,500 monthly cost of your short-term housing during your service as interim Chief Executive Officer.  If your service as interim Chief Executive Officer ends before March 26, 2020, we will continue to pay for the $13,500 monthly cost of your short-term housing through the end of the lease term for your short-term housing on March 26, 2020.  We will pay you a gross-up amount to the extent such monthly housing cost is deemed income to you to cover the amount of withholding taxes that would be due on such deemed income.

We will also pay you a semi-monthly payment of $1,000 for the estimated cost of transportation between your short-term housing and Five Prime’s offices during your service as interim Chief Executive Officer.  We will pay you a gross-up amount to the extent such payment is deemed income to you to cover the amount of withholding taxes that would be due on such deemed income.

If you serve as interim Chief Executive Officer greater than one year and, solely as a result thereof, would cease to be deemed an “Independent Director” under Nasdaq Stock Market Rule 5605 for three years after the end of such service, then Five Prime will pay you $25,000 on the date that is six months after the end of such service, $25,000 on the date that is 18 months after the end of such service and $25,000 on the date that is 30 months after the end of such service, provided in each instance that you continue to serve as a member of the Board of Directors on such payment date.

Phone + 1 415 365 5600

fiveprime.com

Five Prime Therapeutics, Inc.

111 Oyster Point Boulevard

South San Francisco, CA 94080

Mr. William R. Ringo

October 4, 2019

We will pay all compensation to you in connection with your employment less applicable taxes and withholdings.

Subject to approval by the Compensation Committee, promptly after the full execution and delivery of this offer letter we will grant you a stock option to purchase a number of shares of common stock of Five Prime (rounded up to the nearest whole share) having a fair value of $120,000 (the “Initial Option”).  Five Prime will determine the number of option shares represented by the Initial Option and having a fair value of $120,000 using a Black-Scholes factor of 61.7% and the average closing price of a share of common stock for the 20 trading days preceding September 19, 2019 to solve for the number of shares (i.e. $120,000 ÷ (61.7% × the average closing price of a share of common stock for the 20 trading days preceding September 19, 2019)).

On or promptly after the 19th of each calendar month during your service as interim Chief Executive Officer, Five Prime will submit to the Compensation Committee for approval, the grant of a stock option to purchase a number of shares of common stock of Five Prime (rounded up to the nearest whole share) having a fair value of $120,000 (each such option, a “Monthly Option”).  Five Prime will determine the number of option shares represented by each Monthly Option and having a fair value of $120,000 using a Black-Scholes factor of 61.7% and the average closing price of a share of common stock for the 20 trading days preceding the 19th day of the calendar month in which such grant is approved to solve for the number of shares (i.e. $120,000 ÷ (61.7% × such average closing price of a share of common stock)).

The exercise price per share of the Initial Option and each Monthly Option will equal the fair market value of common stock (the closing price on Nasdaq) on the date of grant.  We will issue the Initial Option and each Monthly Option under our 2013 Omnibus Incentive Plan and each such option award will be subject to our form of Stock Option Agreement.

The Initial Option shall fully vest on October 19, 2019.  Each Monthly Option shall fully vest on the 19th day of the calendar month following the calendar month in which such Monthly Option was granted (e.g., the Monthly Option granted on or around October 19, 2019 would vest on November 19, 2019).

Once you begin full-time employment, you will be eligible to participate in Five Prime’s benefit plans and programs available to all regular, full-time employees, subject to the terms and conditions of those plans.  These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

As a condition of our offer of employment, we require you to sign and comply with our Confidential Information and Innovation Assignment Agreement, which among other things prohibits unauthorized use or disclosure of Five Prime’s confidential information.  During your tenure with Five Prime, we will expect you to also abide by Five Prime’s policies and procedures.  Federal law requires us to verify your identity and eligibility for employment in the United States.  Accordingly, our offer of employment is also conditioned upon this verification.

Your employment with Five Prime will not be for a set term and you will be an at-will employee.

You will be free to terminate your employment with Five Prime at any time and for any reason whatsoever simply by notifying us.  Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will

Mr. William R. Ringo

October 4, 2019

employment relationship cannot be changed except as approved by the Compensation and Management Development Committee or Board of Directors and signed by a duly authorized executive officer of Five Prime.

This letter, along with the Confidential Information and Innovation Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This letter may not be modified or amended except by a written agreement, signed by Five Prime and you.

To accept this offer of employment, please sign, date and return this letter and the Confidential Information and Innovation Assignment Agreement to Francis Sarena, Chief Strategy Officer and Secretary of Five Prime.

We are very pleased that you will serve as interim Chief Executive Officer and to make this offer to you.  We believe you bring a great deal to Five Prime at this important stage of our development as a company and that your contributions will be important in continuing our progress.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Peder Jensen

Peder Jensen

Chairman of the Compensation and Management Development Committee

of the Board of Directors

Accepted:

/s/ William R. Ringo

William R. Ringo